K&L GATES LLP 630 HANSEN WAY PALO ALTO, CA 94304 T +1 650 798 6700 F +1 650 798 6701 klgates.com

May 7, 2014

Merk Investments LLC
960 San Antonio Road, Suite 201
Palo Alto, California 94303

Re:	Treatment as “Grantor Trust” and Discussion of Federal Income Tax Consequences

Ladies and Gentleman:

Merk Investments LLC, a Delaware limited liability company, as the sponsor of the Trust identified below (“Sponsor”), has requested our opinion, in our capacity as special federal income tax counsel to the Sponsor, regarding (1) the status for federal tax purposes of Merk Gold Trust, a trust formed pursuant to the Trust Agreement (defined below) (“Trust”), and (2) the discussion relating to federal income tax matters under the heading “Federal Income Tax Consequences” in the Trust’s prospectus included in the Registration Statement (defined below) (“Prospectus”).

In rendering this opinion, we have examined (1) the registration statement for the Trust that was filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), on Form S-1 (Registration No. 333-180868) on April 20, 2012, and amendments thereto that were filed with the SEC on April 8, 2013, December 10, 2013, March 20, 2014, April 15, 2014, and the date hereof (as amended, “Registration Statement”), (2) the Depositary Trust Agreement between the Sponsor and The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, as trustee (“Trustee”), dated as of May 6, 2014 (“Trust Agreement”), a copy of which has been filed as an exhibit to the Registration Statement, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of all the information contained in the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on that information;  we have no reason to believe that any of that information is inaccurate, untrue, or incomplete, but, as noted, we have not attempted to independently verify any of it.  Finally, we have assumed that the Documents present all the material and relevant facts relating to the subject matter hereof.

Merk Investments LLC
May 7, 2014

FACTS

1.  The Trust

The Trust was organized under New York law pursuant to the Trust Agreement.  The offices of the Trust and the Trustee are located at 2 Hanson Place, Brooklyn, New York 11217.  The Sponsor’s offices are located at 960 San Antonio Road, Suite 201, Palo Alto, California 94303.  The Trust will not be registered with the SEC as an investment company under the Investment Company Act of 1940, as amended.

The Sponsor and the Trustee intend the Trust (1) to qualify for classification as a “trust” under Treas. Reg. § 301.7701-4(a)1 (and not as an “investment trust” with respect to which there is a power under the trust agreement to vary the certificate holders’ investment, which is not classified as a trust, under Treas. Reg. § 301.7701-4(c)), and not as a business entity under Treas. Reg. § 301.7701-2, and (2) to be treated as a “grantor trust” described in sections 671-679, and they will so treat the Trust.  That intent is expressed in section 4.11 of the Trust Agreement (entitled “Grantor Trust”), which provides as follows:

Nothing in this Agreement, any Custody Agreement, or otherwise shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners (within the meaning of [Treas. Reg. §] 301.7701-4(c) … or any similar or successor provision of the [R]egulations …), nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners.

(The terms “Custody Agreement” and “Beneficial Owner” are defined below.)  Furthermore, that intent is reflected in section 6.2(a)(viii) of the Trust Agreement, which lists the following as an event causing termination of the Trust Agreement and the Trust:

the Trust fails to qualify for treatment, or ceases to be treated, as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, and the Trustee receives notice from the Sponsor that the Sponsor has determined that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable.

The Trust will issue units, named “Merk Gold shares,” each representing a fractional undivided beneficial interest in and ownership of its net assets and having no par value (“Shares”); the Shares will be sold as part of an offering of securities to the public pursuant to

1   “Treas. Reg. §” references are to the final, temporary, and proposed regulations under the Internal Revenue Code of 1986, as amended (“Code”) (“Regulations”).  “Section” references are to the Code, unless otherwise noted.

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May 7, 2014

the Registration Statement and have been registered under the 1933 Act.2   The Trust’s primary objective is to provide investors with an opportunity to invest in gold through the Shares and be able to take delivery of physical gold bullion in exchange for their Shares.  The Trust’s secondary objective is for the Shares to reflect the performance of the price of gold less the expenses of its operations.  The Trust is not actively managed and does not engage in any activities designed to obtain a profit from, or to compensate investors for losses caused by, changes in the price of gold.

The Trust’s assets will consist principally of physical gold bullion held on its behalf in financial institutions for safekeeping.  It will hold so-called London Good Delivery Bars (“London Bars”)3 and other gold bars and coins, without numismatic value, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) or American Gold Eagle gold coins with a minimum fineness of 91.67% (“American Gold Eagle Coins”) (collectively, “Gold”)4; any Gold other than London Bars will be held solely for delivery to investors who would like to take delivery thereof in exchange for their Shares.  A holder of Shares will not have any immediate possessory interest in, or unilateral right to obtain possession of, the physical gold represented by the Shares it holds.

The Shares will provide investors with the opportunity to access the gold market though a traditional brokerage account.  The Sponsor believes that investors will be able to more

2  On May 6, 2014, prior to the public offering of Shares, an initial purchaser purchased two initial Baskets (as defined below) totaling 100,000 Shares.

3  These are bars of physical gold bullion, each weighing between 350 and 430 “Fine Ounces” (i.e., troy ounces, each equal to 31.103 grams or 1.0971428 ounces avoirdupois), that meet the London Good Delivery Standards, i.e., the specifications for weight, dimensions, fineness (or purity), identifying marks, and appearance of gold bars set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the London Bullion Market Association (“LBMA”).

4 As used herein, the word “Gold” includes, unless the context suggests otherwise, gold held in “unallocated” form.  Gold is said to be held in that form when the person in whose name gold is so held at a custodian for financial assets is entitled to receive delivery of gold in the amount standing to the credit of that person’s account maintained by the custodian, but that person has no ownership interest in any particular gold that the custodian owns or holds.  From the standpoint of an investor, such as the Trust, unallocated gold (sometimes referred to as “paper gold”) is a claim on a non-specific pool of gold a financial institution holds and there are no tangible gold bars -- gold is “allocated” only in multiples of whole bars -- stored in the investor’s name; rather, the investor has a claim on the financial institution’s assets (the underlying gold).  “Allocated” gold, on the other hand, is stored in a vault under a custody arrangement, the individual bars are the property of the owner (accountholder), and the gold is neither an asset nor a liability of a financial institution.  Essentially, Gold a custodian holds for the benefit of an accountholder will be unallocated until there is a sufficient quantity to convert to a whole bar.

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May 7, 2014

effectively implement strategic and tactical asset allocation strategies that use gold by investing in the Shares than by purchasing, holding, and trading gold directly.  The Trust will be one of several exchange-traded products that seek to track the price of physical gold.  Certain other financial products may gain exposure to physical gold through the use of derivatives that may be subject to counterparty and credit risks, but the Trust will not hold or employ derivatives.  The Trust’s Gold also will not be subject to borrowing arrangements with third parties, so its allocated gold will not be not subject to those risks.  The value of the Trust’s Gold will be reported on its website (“Website”) daily.

The Trust will issue Shares in blocks of 50,000 Shares (each, a “Basket”) -- except that the Sponsor, on prior written notice to the Trustee, may from time to time increase or decrease the number of Shares comprising a Basket -- in exchange for physical gold bullion from an “Authorized Participant.”  An Authorized Participant is a person that, at the time of submitting to the Trustee an order to purchase, or an order to redeem, one or more Baskets (each, an “Order”), (1) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, that, but for an exclusion from registration, would be required to register as a broker-dealer to engage in securities transactions, (2) is a participant in The Depository Trust Company (“DTC”), such as a bank, broker, dealer, or trust company, (3) has in effect a valid Authorized Participant Agreement (i.e., an agreement among the Trustee, the Sponsor, and that person that authorizes the latter to submit Orders under the Trust Agreement), and (4) has established an unallocated account with the Custodian (as defined below) or another LBMA-approved gold-clearing bank.  The Trust will issue and redeem Baskets on an ongoing basis at net asset value (“NAV”) to and from Authorized Participants and may redeem Baskets in exchange for the amount of gold corresponding to their redemption value.

Individual Shares will not be issued or redeemed by the Trust but will be listed and trade on The NYSE Arca Marketplace operated by NYSE Arca Equities, Inc. (“NYSE Arca”) under the symbol “OUNZ.”  Thus, investors normally would purchase Shares through a broker-dealer, as they would any other security, and ownership of Shares will be evidenced only on the books and records of the broker-dealer through which the Shares are purchased.  Shares will be offered to the public from time to time at prices that will reflect, among other things, the price of gold and the trading price of the Shares on NYSE Arca at the time of the offer.  The market price of a Share may be different from the NAV per Share.

Any owner of a beneficial interest in any Shares (other than an Authorized Participant) (“Beneficial Owner”) who wishes to surrender part or all of those Shares for the purpose of taking delivery of physical gold (i.e., exchange Shares for physical gold) in the amount of Trust property represented by those Shares (“Delivery Applicant”) must submit to the Sponsor a document in form satisfactory to the Sponsor that expresses the Delivery Applicant’s non-binding intention to do so (“Delivery Application”).  The number of Shares to be delivered by the Delivery Applicant must correspond in Fine Ounces to the Fine Ounce content of the Gold requested.  To meet its primary objective noted above -- that is, to provide investors with an

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opportunity to invest in gold through the Shares and be able to take delivery of physical gold bullion in exchange for their Shares -- the Trust is committed to its guiding principles (as described in the section of the Prospectus entitled “Business of the Trust – The Trust’s Guiding Principles”).

The Sponsor arranged for the creation of the Trust, the registration of the Shares for their public offering in the United States, and the listing of the Shares on NYSE Arca.  The Sponsor generally will oversee the performance of the Trustee and the Trust’s principal service providers but will not exercise day-to-day oversight of them.  The Sponsor will be entitled to a fee (all or part of which it may waive at its discretion) to compensate it for its services as the Trust’s sponsor and its assumption of the following administrative and marketing expenses incurred by the Trust (“Sponsor’s Fee”):  the Trustee’s monthly fee and out-of-pocket expenses; the Custodian’s fee; the fees and expenses of Foreside Fund Services, LLC (“Foreside”) (see below); expenses reimbursable under the Custody Agreements; the precious metals dealer’s fees and expenses reimbursable under its agreement with the Sponsor; exchange listing fees; applicable SEC registration fees; printing and mailing costs; maintenance expenses for the Website; audit fees; and up to $100,000 per annum in legal expenses.  The Sponsor also will pay the costs of the Trust’s organization and the initial sale of the Shares.  The Sponsor’s Fee will be paid in Shares in lieu of cash.

The Sponsor may remove the Trustee and appoint a successor trustee under certain circumstances.  The Sponsor also has the right to direct the Trustee to appoint any new or additional custodian of the Trust’s gold that the Sponsor selects and any new or additional sub-custodian that the Custodian may wish to appoint.

The Sponsor (1) will develop a marketing plan for the Trust on an ongoing basis, (2) will prepare marketing materials regarding the Shares, (3) will maintain the Website, (4) may engage in over-the-counter transactions with a precious metals dealer to exchange the Trust’s Gold for Gold of different specifications as requested by a Delivery Applicant in a Delivery Application, (5) may provide instructions for assaying Gold, and other instructions relating to custody of the Trust’s Gold, as necessary, (6) may request the Trustee to order Custodian audits (to the extent permitted under the Custody Agreements5), and (7) will review Delivery Applications from Delivery Applicants wishing to take delivery of physical Gold for their Shares and coordinate the delivery of physical Gold to the Delivery Applicants.

The Trustee will be generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records.  The Trustee’s principal responsibilities will

 5   The Custody Agreements, which will be between the Trustee and the Custodian, consist of the Trust Unallocated Account Agreement and the Trust Allocated Account Agreement.

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include the following: (1) valuing the Trust’s Gold and calculating the NAV per Share; (2) supplying inventory information to the Sponsor for the Website; (3) receiving and processing Orders from Authorized Participants for the creation and redemption of Baskets; (4) coordinating the processing of Orders with the Custodian and DTC, including coordinating with the Custodian the receipt of unallocated Gold transferred to the Trust in connection with each issuance of Baskets; (5) cooperating with the Sponsor, the Custodian, and the precious metals dealer in connection with the delivery of physical Gold to Delivery Applicants in exchange for their Shares; (6) issuing and allocating Shares to the Sponsor in lieu of paying the Sponsor’s Fee in cash; (7) issuing and allocating Shares to the Sponsor to reimburse cash payments owed by the Trust but undertaken by the Sponsor; (8) selling the Trust’s Gold pursuant to the Sponsor’s direction or otherwise as needed to pay any extraordinary Trust expenses that are not assumed by the Sponsor; (9) holding the Trust’s cash and other financial assets, if any; (10) when appropriate, making distributions of cash or other property to investors; (11) receiving and reviewing reports on the custody of and transactions in the Trust’s Gold from the Custodian; and (12) taking such other actions in connection with the custody of the Trust’s Gold as the Sponsor instructs.

 JPMorgan Chase Bank, N.A. will serve as the custodian of the Trust’s assets (“Custodian”), unless and until a successor or additional custodian thereof is appointed by the Trustee at the direction of or as approved by the Sponsor.  The Custodian will be responsible for (1) holding the Trust’s allocated Gold as well as receiving and converting allocated and unallocated Gold on the Trust’s behalf, (2) supplying inventory information to the Trustee and the Sponsor, and (3) facilitating the transfer of Gold in and out of the Trust and facilitating the shipment of London Bars to Delivery Applicants.  The Custodian will deposit into the “Trust Unallocated Account”6 Gold received from Authorized Participants in exchange for Baskets and will promptly convert each such deposit to allocated London Bars, unless a portion of the Gold received is to be converted into physical Gold other than London Bars for delivery to a Delivery Applicant.  When physical gold is allocated to the Trust, no more than 430 Fine Ounces of unallocated gold (the maximum weight corresponding to a London Bar) may remain in the Trust Unallocated Account at the end of each business day.

Pursuant to a services agreement, Foreside will assist the Sponsor by providing training to and oversight of certain of the Sponsor’s employees concerning the preparation of marketing material and regulatory requirements therefor, reviewing that material when requested, and making other educational programs available to the Sponsor’s employees.

6  The Trust Unallocated Account will be used to facilitate (1) the transfer of Gold deposits and Gold redemption distributions in connection with the creation and redemption of Baskets, (2) the exchange by the precious metals dealer of Gold the Trust holds into physical Gold requested by a Delivery Applicant, and (3) any sale of Gold the Trust makes.

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May 7, 2014

The Trust Agreement provides that, after the expiration of sixty days following the date of its termination, the Trustee shall sell the Trust property then held thereunder pursuant to the Sponsor’s direction or, if the Sponsor fails to provide direction, as the Trustee determines, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it thereunder, uninvested and without liability for interest, for the pro rata benefit of the persons in whose name Shares that had not theretofore been surrendered are registered on the Trustee’s books maintained for that purpose.  After making that sale, the Trustee is obligated to deliver to those persons against their surrender of Shares (and, if DTC is the registered owner of Shares, in accordance with its rules and procedures for such surrender and delivery) their pro rata portion of the net proceeds and other cash the Trustee holds.  The Shares’ owners thus will not receive any of the physical Gold the Trust held on its termination.

STATUTORY AND REGULATORY AUTHORITIES

Subpart E of Part I of Subchapter J of Chapter 1 of Subtitle A of the Code (sections 671-679) provides rules for the federal income tax treatment of “Grantors and Others Treated as Substantial Owners.”

Section 671 (entitled “Trust income, deductions, and credits attributable to grantors and others as substantial owners”) provides, in pertinent part, that “[w]here it is specified in this subpart that the grantor or another person shall be treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor or the other person those items of income, deductions, and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under this chapter in computing taxable income or credits against the tax of an individual.…”

Regulation section 301.7701-4(a) provides that “[i]n general, the term ‘trust’ as used in the … Code refers to an arrangement created either by a will or by an inter vivos declaration whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts. Usually the beneficiaries of such a trust do no more than accept the benefits thereof and are not the voluntary planners or creators of the trust arrangement.…  Generally speaking, an arrangement will be treated as a trust under the … Code if it can be shown that the purpose of the arrangement is to vest in trustees responsibility for the protection and conservation of property for beneficiaries who cannot share in the discharge of this responsibility and, therefore, are not associates in a joint enterprise for the conduct of business for profit.”

Regulation section 301.7701-4(b) provides that “[t]here are other arrangements which are known as trusts because the legal title to property is conveyed to trustees for the benefit of beneficiaries, but which are not classified as trusts for purposes of the … Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. These trusts, which are often known as business or commercial trusts, generally are created by the beneficiaries simply as a device to carry on a profit-making business which normally would have

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been carried on through business organizations that are classified as corporations or partnerships under the … Code.… The fact that any organization is technically cast in the trust form, by conveying title to property to trustees for the benefit of persons designated as beneficiaries, will not change the real character of the organization if the organization is more properly classified as a business entity under [Treas. Reg.] § 301.7701-2.”

Regulation section 301.7701-4(c) provides, in pertinent part, that “An ‘investment’ trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942).  An investment trust with a single class of ownership interests, representing undivided beneficial interests in the assets of the trust, will be classified as a trust if there is no power under the trust agreement to vary the investment of the certificate holders.…”

OPINION

Based solely on the facts and assumptions described above, and conditioned on the Trust’s organization and operation strictly in accordance with the description thereof in the Prospectus (without the modification of any aspect thereof that we have not approved), our opinion is that:

1.	Although not free from doubt due to the lack of directly governing authority, the Trust should be treated as a “grantor trust” for federal tax purposes; and

2.
The discussion relating to federal income tax matters under the heading “Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal tax law and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date thereof, the material federal income tax consequences that generally will apply to the purchase, ownership, and disposition of Shares by a “U.S. Investor” (as defined therein) and certain federal tax consequences that may apply to the purchase, ownership, and disposition of Shares by a “non-U.S. Investor” (as defined therein).

*           *           *           *           *

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed

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herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect. Our opinion addresses only the specific federal tax consequences set forth above and does not address any other federal, or any state, local, or foreign, tax consequences or any other action (including any taken in connection therewith).  Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or those rules and regulations.

Very truly yours, /s/ K&L GATES LLP